Exhibit 3.1
ARTICLES OF AMENDMENT

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:
1.The name of the corporation is: PPG Industries, Inc.
2.The address of the corporation’s current registered office is: One PPG Place, Pittsburgh, Pennsylvania 15272 (which is located in Allegheny County)
3.The statute under which the corporation was originally incorporated: See Exhibit B attached
4.The date of its incorporation is: August 24, 1883
5.The amendment shall be effective upon the filing of these Articles of Amendment in the Department State.
6.The amendment was adopted by the shareholders pursuant to 15 Pa. C.S. § 1914(a) and (b) or § 5914(a).
7.The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 13th day of May, 2022.

PPG INDUSTRIES, INC.

By:	/s/ Anne M. Foulkes
Senior Vice President, General Counsel and Secretary

EXHIBIT A

RESTATED
ARTICLES OF INCORPORATION
OF
PPG INDUSTRIES, INC.
__________________________

FIRST. The name of the corporation is PPG Industries, Inc.

SECOND. The location and post office address of its registered office in the Commonwealth of Pennsylvania is One PPG Place, Pittsburgh, Pennsylvania 15272.

THIRD. The purpose or purposes of the corporation, which exists under the Business Corporation Law of 1933, as amended, are:

(a)To manufacture, buy, sell, install, and deal in goods, wares, and merchandise of all descriptions;

(b)To mine, contract, quarry, drill, or bore for, produce, buy, and sell coal, limestone, sand, clay, gypsum, oil, ores, mineral salt, natural gas (sales to be made at the mouth of the well and at wholesale only), and other minerals and mineral substances;

(c)To engage in building construction, as contractor or otherwise; and

(d)To engage in research, engineering, and developmental work.

The corporation shall also have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law of 1933, as amended.

FOURTH. The term of its existence is perpetual.

FIFTH. 5.1 The aggregate number of shares of all classes of capital stock which the corporation shall have authority to issue is 1,210,000,000, of which 10,000,000 shares shall be Preferred Stock, without par value, issuable in one or more series and 1,200,000,000 shares shall be Common Stock, par value $1.66 2/3 per share.

5.2 The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock or of such series, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:

(a)the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

(b)the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

(c)the price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable;

(d)the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

(e)the preferential amount or amounts payable upon shares of such series in the event of the liquidation, dissolution or winding up of the corporation;

(f)the voting rights, if any, of shares of such series;

(g)the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the corporation or other securities into which such shares may be converted;

(h)the relative seniority, parity or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued; and

(i)such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully fix and determine under the laws of the Commonwealth of Pennsylvania.

Unless otherwise provided in a resolution or resolutions establishing any particular series, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment of the Restated Articles approved solely by a majority vote of the outstanding shares of Common Stock (or solely with a lesser vote of the Common Stock, or solely by action of the Board of Directors, if permitted by law at the time).

All shares of any one series shall be alike in every particular, except with respect to the accrual of dividends prior to the date of issuance.

5.3 Except for and subject to those rights expressly granted to the holders of Preferred Stock or any series thereof by resolution or resolutions adopted by the Board of Directors pursuant to Section 5.2 of this Article Fifth and except as may be provided by the laws of the Commonwealth of Pennsylvania, the holders of Common Stock shall have exclusively all other rights of shareholders.

5.4 No holder of Common Stock or of any other class of stock of the corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into any stock of any class, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, and the corporation may issue shares, option rights or securities having option or conversion rights without first offering them to shareholders of any class. No holder of Common Stock or of any other class of stock of the corporation shall have the right of cumulative voting in any election of directors.

SIXTH. [~~6.1~~] The business and affairs of the corporation shall be managed by a Board of Directors comprised as follows:

(a)The Board of Directors shall consist of not less than 9 nor more than 17 persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office;

(b)[~~Directors shall, from and after the annual meeting of shareholders held in 1987, continue to be classified with respect to the time for which they shall severally hold office by dividing them into 3 classes, as nearly equal in number as possible. At such meeting and at each succeeding annual meeting of shareholders, the class of directors then being elected shall be elected to hold office for a term of 3 years. Each director shall hold office for the term for which elected and until his or her successor shall have been elected and qualified~~] Each director who is serving as a director immediately following the 2022 Annual Meeting of Shareholders, or is elected thereafter as a director, shall hold office until the expiration of the term for which he or she has been elected, and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. At the 2023 Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2025 Annual Meeting of Shareholders. At the 2024 Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2025 Annual Meeting of Shareholders. At the 2025 Annual Meeting of Shareholders, and at each meeting of shareholders thereafter, each director shall be elected for a one-year term expiring at the next Annual Meeting of Shareholders. Each director shall hold office until the expiration of the term for which he or she is elected, and until his or her successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office;

(c)Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, any class of directors, or the entire Board of Directors, may be removed from office by shareholder vote at any time, with or without assigning any cause[~~, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal; provided, however, that no individual director shall be removed (unless the entire Board of Directors or any class of directors be removed) in case the votes cast against such removal would be sufficient, if voted cumulatively for such director, to elect him or her to the class of directors of which he or she is a member~~]; and

(d)Subject to the rights of the holders of any series of Preferred Stock then outstanding, vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires, or in the case of directors elected at the 2025 Annual Meeting of Shareholders and thereafter, the next Annual Meeting of Shareholders, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

~~[6.2 Notwithstanding any other provisions of law, the Restated Articles or the Bylaws of the corporation, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Sixth.~~

~~(a) In addition to any affirmative vote required by law or the Restated Articles, and except as otherwise expressly provided in Section 7.2 of this Article Seventh:]~~

SEVENTH. 7.1(a) In addition to any affirmative vote required by law or the Restated Articles, and except as otherwise expressly provided in Section 7.2 of this Article Seventh, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon in an annual election of directors (the "Voting Stock"), voting together as a single class, shall be required for certain Business Combinations (as defined herein) as follows:

(1) any merger or consolidation of the corporation or any Subsidiary with (A) any Interested Shareholder or with (B) any other corporation (whether or not itself an

Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more;

(3) the issuance or sale by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more;

(4) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(5) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder[~~; shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote in an annual election of directors (the "Voting Stock"), voting together as a single class]~~.

Such affirmative vote described above shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(b)The term "Business Combination" as used in this Article Seventh shall mean any transaction which is referred to in any one or more of clauses (1) through (5) of paragraph (a) of Section 7.1 of this Article Seventh.

7.2 The provisions of Section 7.1 of this Article Seventh shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law, any other provision of the Restated Articles or any agreement with any national securities exchange, if all of the conditions specified in either of the following paragraphs (a) or (b) are met:

(a)The Business Combination shall have been approved by a majority of the Continuing Directors; or

(b)All of the following six conditions shall have been met:

(1) The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Stock in exchange for their stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

(A)    (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired (i) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B)    the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher; and

(C)    (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to clause (B) immediately preceding, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of Common Stock.

(2) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class of outstanding Voting Stock other than Common Stock and other than Institutional Voting Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (b)(2) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Shareholder beneficially owns any shares of a particular class of Voting Stock):

(A)    (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B)    (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(C)    the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(D)    (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to clause (C) immediately preceding, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of such class of Voting Stock.

(3) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class of Voting Stock which are beneficially owned by the Interested Shareholder. If the Interested Shareholder beneficially owns shares of any class of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock beneficially owned by it.

(4) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (B) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (C) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Shareholder.

(5) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(6) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

7.3 For the purposes of this Article Seventh:

(a)A "person" shall mean any individual, firm, corporation or other entity.

(b)"Interested Shareholder" at any particular time shall mean any person (other than the corporation or any Subsidiary) who or which:

(1) is at such time the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock;

(2) is at such time a director of the corporation and at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of more than 20% of the voting power of the then outstanding Voting Stock; or

(3) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c)A person shall be a "beneficial owner" of any shares of Voting Stock:

(1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(2) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

(3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(d)For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (b) of this Section 7.3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of paragraph (c) of this Section 7.3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(e)"Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 17, 1983 (the term "registrant" in said Rule 12b-2 meaning in this case the corporation).

(f)"Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (b) of this Section 7.3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(g)"Continuing Director" means any member of the Board of Directors of the corporation who is unaffiliated with, and not a representative of, the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with, and not a representative of, the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

(h)"Fair Market Value" means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

(i)"Institutional Voting Stock" shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

(j)In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraph (b) of Section 7.2 of this Article Seventh shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

7.4 The Board of Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a class of Voting Stock is Institutional Voting Stock and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

7.5 Nothing contained in this Article Seventh shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

~~[7.6 Notwithstanding any other provisions of law, the Restated Articles or the Bylaws of the corporation, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Seventh.]~~

EIGHTH. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on January 27, 1987, or as thereafter amended, permit the elimination or limitation of the liability of directors, no director of the corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. This Article Eighth shall not apply to any actions filed prior to January 27, 1987, nor to any breach of performance of duty or any failure of performance of duty by any director occurring prior to January 27, 1987. The provisions of this Article Eighth shall be deemed to be a contract with each director of the corporation who serves as such at any time while such provisions are in effect, and each such director shall be deemed to be serving as such in reliance on such provisions. Any amendment to or repeal of this Article Eighth, or adoption of any other Article or Bylaw of the corporation~~,~~ which has the effect of increasing director liability [~~shall require the affirmative vote of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote in an annual election of directors, voting together as a single class. Any such amendment or repeal, or other Article or Bylaw, ]~~shall operate prospectively only and shall not have effect with respect to any action taken, or any failure to act, by a director prior thereto.

EXHIBIT B

The corporation was formed under the Act of the General Assembly of the Commonwealth of Pennsylvania dated the 29th day of April, 1874, as shown by its Certificate of Incorporation dated the 24th day of August, 1883, and thereafter reincorporated as a consolidated corporation under the Act of the General Assembly of the Commonwealth of Pennsylvania dated the 3rd day of May, 1909, as shown by Letters Patent of such consolidated corporation issued by the Governor of the Commonwealth and dated the 3rd day of November, 1920.